Exhibit 99.1

Regional Health Properties Reports Second Quarter 2018 Financial Results

ATLANTA, GA, August 15, 2018— Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, today filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the three month period ended June 30, 2018.

Brent Morrison, Regional Health Properties, Inc.’s Interim Chief Executive Officer, commented, “We continue to address operational and non-operational challenges facing the Company, specifically working to attain a solution with our recently attained lender.  We also continue to work to transition to new operators in the Company’s facilities located in Ohio and North Carolina.  Further, our Asset Management team is diligently working to deepen the relationship we have with our current operators as well as to identify and execute on performance enhancement strategies at our facilities.”

Management periodically monitors a number of facility performance metrics, including rent coverages both before and after management fees. In the second quarter of 2018, the Company’s portfolio rent coverage before management fees was 1.08x (as compared with 1.74x in the second quarter of 2017) and rent coverage after management fees was 0.73x (as compared with 1.33x in the second quarter of 2017). Occupancy and skilled mix for the Company’s portfolio were 77.3% and 25.1% for the second quarter of 2018, respectively, compared to 83.1% and 29.5% for the second quarter of 2017, respectively.

Summary of Financial Results for the Three and Six Months Ended June 30, 2018

Total revenues in the second quarter of 2018 were $5.3 million compared to $6.3 million in the second quarter of 2017. Total revenues for the six months ended June 30, 2018 were $11.3 million compared to $12.4 million for the six months ended June 30, 2017.

General and administrative costs were $888,000 for the three months ended June 30, 2018 compared with $654,000 for the same period in 2017. General and administrative costs for the six months ended June 30, 2018 were $1.8 million compared with $2.1 million for the same period in 2017. Interest expense was $1.5 million for the second quarter of 2018 compared with $1.0 million for the same period in 2017. Interest expense for the six months ended June 30, 2018 was $2.8 million compared with $2.0 million for the same period in 2017.

Net loss attributable to Regional Health Properties, Inc.’s common stockholders in the second quarter of 2018 was $5.1 million, or $0.25 per basic and diluted share, compared with a net loss of $1.9 million, or $0.10 per basic and diluted share, for the second quarter of 2017. For the six months ended June 30, 2018, the net loss attributable to Regional Health Properties, Inc.’s common stockholders was $9.6 million, or $0.48 per basic and diluted share, compared with a net loss of $4.7 million, or $0.24 per basic and diluted share, in the prior year period.

Cash at June 30, 2018, totaled $2.7 million compared with $1.8 million at December 31, 2017. Total debt outstanding at June 30, 2018 totaled $77.4 million compared with $73.1 million at December 31, 2017 (net of $3.8 million and $2.2 million of deferred financing costs and other discounts at June 30, 2018 and December 31, 2017, respectively).

About Regional Health Properties

Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) is the successor to AdCare Health Systems, Inc., and is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions. Regional Health Properties currently owns, leases or manages for third parties 30 facilities.

For more information, visit www.regionalhealthproperties.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. Forward-looking statements in this press release include, among others, statements regarding our ability to resolve pending professional and general liability claims on favorable terms or at all, to fund any settlements of such claims, to address other non-operational challenges, to develop and implement facility improvement plans to increase facility level performance and rent ratios, and to improve our cash position and manage our debt maturities.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others: our dependence on the operating success of our operators; the significant amount of, and our ability to service, our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; the availability and cost of capital; our ability to raise capital through equity and debt financings or through the sale of assets; the effect of increasing healthcare regulation and enforcement on our operators and the dependence of our operators on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; the impact of litigation and rising insurance costs on the business of our operators; the impact on us of litigation relating to our prior operation of our healthcare properties; the effect of our operators declaring bankruptcy, becoming insolvent or failing to pay rent as due; the ability of any of our operators in bankruptcy to reject unexpired lease obligations and to impede our ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; our ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; and other factors discussed from time to time in our news releases, public statements and documents filed by us with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company Contacts	Investor Relations
E. Clinton Cain	Brett Maas
Interim Chief Financial Officer, Senior Vice President	Managing Partner
and Chief Accounting Officer
Regional Health Properties, Inc.	Hayden IR
Tel (678) 368-4393	Tel (646) 536-7331
clinton.cain@regionalhealthproperties.com	brett@haydenir.com